UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2006

Charles River Laboratories International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15943	06-1397316
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

251 Ballardvale St., Wilmington, Massachusetts		01887
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-658-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2006, Charles River Laboratories International, Inc. ("Charles River") amended and restated its existing amended and restated credit agreement (the "Second Amended and Restated Credit Agreement") with certain financial institutions and JPMorgan Chase Bank, as administrative agent. The obligations of Charles River under the Amended Credit Agreement are guaranteed by Charles River's material domestic subsidiaries and are secured by substantially all of the assets of Charles River and the guarantors, including a pledge of the capital stock of the guarantors and 65% of the capital stock of certain first-tier foreign subsidiaries, and mortgages on certain real property. Charles River is providing a guaranty with respect to the obligations of certain Canadian and United Kingdom subsidiaries under the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement now provides for a $156 million U.S. term loan facility, a $200 million U.S. revolving facility, a C$57.8 million term loan facility and a C$12.0 million revolving facility for a Canadian subsidiary of Charles River, and a GBP 6.0 million revolving facility for a U.K. subsidiary of Charles River. The $156 million term loan facility matures in 20 quarterly installments with the last installment due June 30, 2011. The $200 million U.S. revolving facility matures on July 31, 2011 and requires no scheduled payment before that date. Under specified circumstances, the $200 million U.S. revolving facility may be increased by $100 million. The Canadian term loan is repayable in full by June 30, 2011 and requires no scheduled prepayment before that date. The Canadian and UK revolving facilities mature on July 31, 2011 and require no scheduled prepayment before that date. The interest rate applicable to the Canadian term loan and the Canadian and U.K. revolving loans under the credit agreement is the adjusted LIBOR rate in its relevant currency plus an interest rate margin based upon our leverage ratio. The interest rates applicable to term loans and revolving loans under the credit agreement are, at the Company’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 0.50%) or the adjusted LIBOR rate plus an interest rate margin based upon the Company’s leverage ratio.

The interest rates applicable to term loans and revolving loans under the Second Amended and Restated Credit Agreement were generally reduced from between 12.5 to 37.5 basis points from the applicable interest rates under the original Amended and Restated Credit Agreement.

In addition to the scheduled repayments, Charles River is required to prepay the term loans with the following amounts:
• 50% of the net cash proceeds from certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions;
• 100% of any net cash proceeds in connection with permitted receivables financings; and
• 50% of the net cash proceeds from certain incurrences of debt, unless the leverage ratio is 2:1 or less.

The Amended Credit Agreement requires that Charles River comply with an interest coverage ratio test and a leverage ratio test. In addition, the Amended Credit Agreement includes negative covenants that will, subject to significant exceptions, limit the ability of Charles River and its subsidiaries to:
• incur, assume or permit to exist additional indebtedness or guarantees;
• incur liens;
• make investments and loans;
• engage in mergers, acquisitions and asset sales;
• enter into agreements limiting subsidiary distributions;
• engage in certain transactions with affiliates, and
• alter the business that they conduct.

The Amended Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default.

The Amended Credit Facility is attached hereto as Exhibit 10.1 and incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

None

(b) Pro forma financial information.

None

(c) Exhibits.
Exhibit
Number Description

10.1 Second Amended and Restated Credit Agreement, dated as of July 31, 2006, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, Credit Suisse Securities (USA) LLC, as syndication agent, and Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles River Laboratories International, Inc.

August 2, 2006	By:	Thomas F. Ackerman

Name: Thomas F. Ackerman
Title: Corporate Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of July 31, 2006, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, Credit Suisse Securities (USA) LLC, as syndication agent, and Bank of America, N.A., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents.